================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2.


                            TESMA INTERNATIONAL INC.
--------------------------------------------------------------------------------
                              (NAME OF ISSUER)


                       CLASS A SUBORDINATE VOTING SHARES
--------------------------------------------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)


                                  881908 10 7
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                OCTOBER 2, 2002
--------------------------------------------------------------------------------
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


         CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THE
SCHEDULE IS FILED:

                  [ ]    RULE 13d-1(b)

                  [X]    RULE 13d-1(c)

                  [ ]    RULE 13d-1(d)

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

         THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

================================================================================

CUSIP NO. 881908 10 7                  13G                     PAGE 2 OF 8 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        THE BANK OF NOVA SCOTIA
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        CANADA
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,213,600
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    1,213,600
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,213,600
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)  [ ]


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        6.7%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP NO. 881908 10 7                  13G                     PAGE 3 OF 8 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        SCOTIA CAPITAL INC.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        CANADA
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,213,600
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    1,213,600
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,213,600
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)  [ ]


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        6.7%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER

                  TESMA INTERNATIONAL INC.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  TESMA INTERNATIONAL INC.
                  LEGAL DEPARTMENT
                  1000 TESMA WAY
                  CONCORD, ONTARIO, CANADA
                  L4K 5R8

ITEM 2(a).        NAME OF PERSONS FILING

                  THE BANK OF NOVA SCOTIA ("SCOTIABANK") AND SCOTIA CAPITAL INC, AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SCOTIABANK ("SCI").

                  OF THE CLASS A SUBORDINATE VOTING SHARES REPORTED HEREIN AS BEING THE DEEMED AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                  SCOTIABANK:

                  (i)      0 ARE OWNED BY SCOTIABANK;

                  (ii)     1,213,600 ARE OWNED BY SCI.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  SCOTIABANK:               THE BANK OF NOVA SCOTIA
                                            ATTENTION: GROUP COMPLIANCE
                                            44 KING STREET WEST
                                            TORONTO, ONTARIO, CANADA M5H 1H1

                  SCI:                      SCOTIA CAPITAL INC.
                                            40 KING STREET WEST, SCOTIA PLAZA
                                            65TH FLOOR
                                            P.O. BOX 4085, STATION "A"
                                            TORONTO, ONTARIO, CANADA M5W 2X6

ITEM 2(c).        CITIZENSHIP

                  SCOTIABANK:               ORGANIZED UNDER THE LAWS OF CANADA.
                  SCI:                      ORGANIZED UNDER THE LAWS OF THE
                                            PROVINCE OF ONTARIO, CANADA.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES

                  CLASS A SUBORDINATE VOTING SHARES

ITEM 2(e).        CUSIP NUMBER

                  881908 10 7

ITEM 3.           FILING CATEGORY

                  NOT APPLICABLE

ITEM 4(a).        AMOUNT BENEFICIALLY OWNED

                  SCOTIABANK:               0

                  SCI:                      1,213,600

ITEM 4(b).        PERCENT OF CLASS

                  SCOTIABANK:               0 %

                  SCI:                      6.7 %

ITEM 4(c).        NUMBER OF SHARES AS TO WHICH THE REPORTING PERSON HAS:
                  ------------------------------------------------------

                  (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE:
                        SCOTIABANK:         0

                        SCI:                0

                  (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE:
                        SCOTIABANK:          1,213,600

                        SCI:                 1,213,600

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION:
                        SCOTIABANK:         0

                        SCI:                0

                  (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION:
                        SCOTIABANK:         1,213,600

                        SCI:                1,213,600

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  NOT APPLICABLE

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  NOT APPLICABLE.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  NOT APPLICABLE

ITEM 10.          CERTIFICATION

                  NOT APPLICABLE

                                    SIGNATURE


                  AFTER REASONABLE INQUIRY AND TO THE BEST OF THE SIGNATORY'S KNOWLEDGE AND BELIEF, EACH SIGNATORY CERTIFIES THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


DATED: NOVEMBER 15, 2002


                                 THE BANK OF NOVA SCOTIA


                                 BY:    /s/ DAVID SMITH
                                        ----------------------------------------
                                 NAME:  DAVID SMITH
                                 TITLE: VICE-PRESIDENT, GROUP COMPLIANCE



                                 SCOTIA CAPITAL INC.


                                 BY:    /s/ JAMES MOUNTAIN
                                        ----------------------------------------
                                 NAME:  JAMES MOUNTAIN
                                 TITLE: MANAGING DIRECTOR, HEAD OF INSTITUTIONAL
                                        EQUITIES

                                                                       EXHIBIT A

                                FILING AGREEMENT
                                      AMONG
                             THE BANK OF NOVA SCOTIA
                             AND SCOTIA CAPITAL INC.


                  THE UNDERSIGNED HEREBY AGREE THAT THE SCHEDULE 13G WITH RESPECT TO THE CLASS A SUBORDINATE VOTING SHARES OF TESMA INTERNATIONAL INC. DATED OF EVEN DATE HEREWITH IS AND SHALL BE FILED ON BEHALF OF EACH OF US PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF RULES 13d-1(c) AND 13d-1(k)(1) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

DATED: NOVEMBER 15, 2002

                                 THE BANK OF NOVA SCOTIA


                                 BY:    /s/ DAVID SMITH
                                        ----------------------------------------
                                 NAME:  DAVID SMITH
                                 TITLE: VICE-PRESIDENT, GROUP COMPLIANCE


                                 SCOTIA CAPITAL INC.


                                 BY:    /s/ JAMES MOUNTAIN
                                        ----------------------------------------
                                 NAME:  JAMES MOUNTAIN
                                 TITLE: MANAGING DIRECTOR, HEAD OF INSTITUTIONAL
                                        EQUITIES